Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The KEYW Holding Corporation on Form 10-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of The KEYW Holding Corporation on Forms S-3 (File No. 333-195458 and File No. 333-182134) and on Forms S-8 (File No. 333-185718 and File No. 333-170194).

/s/GRANT THORNTON LLP

Baltimore, Maryland
March 9, 2015